Exhibit 99.1

SeaStar Medical Appoints David A. Green as Chief Financial Officer

DENVER (January 11, 2024) – SeaStar Medical Holding Corporation (Nasdaq: ICU), a medical device company developing proprietary solutions to reduce the consequences of hyperinflammation on vital organs, announces the appointment of healthcare industry veteran David A. Green as Chief Financial Officer, effective January 10, 2024.  Caryl Baron, who has served as Interim CFO since October 2022, will continue with SeaStar Medical as Vice President of Finance.

“We welcome David to our executive team at this critical time as we prepare for our first commercial launch for the Selected Cytopheretic Device Pediatric (SCD-PED) later this quarter,” said Eric Schlorff, CEO of SeaStar Medical. “David’s extensive financial experience at public medical device and therapeutics companies will be highly valuable as we work to bring our groundbreaking solutions to those with devastating hyperinflammation. Importantly, David shares our commitment to improving patient outcomes and saving lives.

“On behalf of the entire SeaStar Medical team, I extend our thanks to Caryl for stepping into the CFO position on an interim basis during our transition to public company status.  We look forward to her continued service to our Company.”

“SeaStar Medical’s cell-directed extracorporeal therapy holds potential in multiple high-value indications to stop the threat of a dysregulated inflammatory response that can cause organ damage and even death, while also reducing healthcare system costs,” said Mr. Green.  “I’m excited to join this talented, focused and highly motivated team.”

Mr. Green has more than 25 years of financial experience primarily in the healthcare sector.  He previously served as Interim CFO of Prolacta Bioscience, a private company providing specialized nutrition products to critically ill premature infants, where he led efforts to pursue an initial public offering.  Prior to Prolacta, he was Executive Vice President and CFO of Aytu BioPharma, a publicly traded specialty pharmaceutical and medical device company marketing prescription and over-the-counter products. In this position, he completed multiple financing transactions and was instrumental in the company’s M&A activities. Earlier, he was Chief Accounting Officer at Intarcia Therapeutics, a commercial-stage biopharmaceutical company; CFO of Catheter Connections, a commercial-stage medical device company acquired by Merit Medical; and CFO of Specialized Health Products International, a publicly traded medical device company acquired by C.R. Bard.  Since 2014 Mr. Green has provided strategic financial consulting services to public and private healthcare companies.

Earlier in his career Mr. Green served as Managing Director at Duff & Phelps, a global investment banking and corporate finance advisory firm, and as a founding member of Ernst & Young's Palo Alto Center for Strategic Transactions, where he advised clients on using strategic transactions to accelerate growth.  Mr. Green holds a BS from the State University of New York and an MBA from the University of Rochester.  He is a Certified Public Accountant in the State of Illinois.

About SeaStar Medical
SeaStar Medical is a medical technology company that is redefining how extracorporeal therapies may reduce the consequences of excessive inflammation on vital organs. SeaStar Medical’s novel technologies rely on science and innovation to provide life-saving solutions to critically ill patients. The Company is developing and commercializing cell-directed extracorporeal therapies that target the effector cells that drive systemic inflammation, causing direct tissue damage and secreting a range of pro-inflammatory cytokines that initiate and propagate imbalanced immune responses. For more information visit https://seastarmedical.com/or visit us on LinkedIn or X (previously Twitter).

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1955. These forward-looking statements include, without limitation, SeaStar Medical’s expectations with respect to the first commercial launch of SeaStar Medical’s product. Words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside SeaStar Medical’s control and are difficult to predict. Factors that may cause actual future events to differ materially from the expected results include, but are not limited to: (i) the risk that SeaStar Medical may not be able to obtain regulatory approval of its SCD product candidates; (ii) the risk that SeaStar Medical may not be able to raise sufficient capital to fund its operations, including clinical trials; (iii) the risk that SeaStar Medical and its current and future collaborators are unable to successfully develop and commercialize its products or services, or experience significant delays in doing so, including failure to achieve approval of its products by applicable federal and state regulators, (iv) the risk that SeaStar Medical may never achieve or sustain profitability; (v) the risk that SeaStar Medical may not be able to access funding under existing agreements, including the equity line of credit and forward purchase agreements; (vi) the risk that third-parties suppliers and manufacturers are not able to fully and timely meet their obligations, (vii) the risk of product liability or regulatory lawsuits or proceedings relating to SeaStar Medical’s products and services, (viii) the risk that SeaStar Medical is unable to secure or protect its intellectual property, and (ix) other risks and uncertainties indicated from time to time in SeaStar Medical’s Annual Report on Form 10-K, including those under the “Risk Factors” section therein and in SeaStar Medical’s other filings with the SEC.  The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and SeaStar Medical assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

LHA Investor Relations
Jody Cain
(310) 691-7100
Jcain@lhai.com

#  #  #